USA Truck Announces First Quarter Results

VAN BUREN, ARKANSAS    April 19, 2012

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $97.8 million for the quarter ended March 31, 2012, a decrease of 1.8% from $99.7 million for the same quarter of 2011.  We incurred a net loss of $4.9 million ($0.47 per share) for the quarter ended March 31, 2012, compared to a net loss of $2.7 million ($0.26 per share) for the same quarter of 2011.

Cliff Beckham, President and CEO, made the following statement concerning financial and operating results for the quarter ended March 31, 2012:

“Our results were mixed in the first quarter.  Since last August, we have been concentrating on driving sequential improvement in key performance metrics as the first step in building sustained, acceptable financial performance.  For the first quarter, several of these metrics continued to improve, while our SCS and Intermodal segments also progressed.  Our overall financial performance remained approximately the same as the third and fourth quarters of 2011.  The improvements in certain operating metrics were offset by an increase in unmanned tractors and higher fuel prices.

“We are pleased with the continued strong performance in our SCS segment, which posted growth in operating income of 15.8% to $1.5 million year-over-year despite a less robust freight environment that put pressure on our gross margins.  We are also encouraged by the improvement in our Intermodal segment in which our operating loss was reduced by 43.5% to a loss of $0.2 million compared to the first quarter of 2011. These two asset-light business units produced over 22% of base revenue for the quarter and contributed a reasonable gross margin.

“In our Trucking segment, the operating metrics were mixed. On the positive side, we saw meaningful improvement in equipment utilization (miles per tractor per week) and velocity (loads per tractor per week) over the second half of 2011.  This improvement was better than expected given the increase in unmanned tractors, which are included in the measurements.  We also saw improvement in our safety performance (measured by reportable accident frequency) and our core customer on-time service.

“We did experience a sequential decline in revenue per total mile; however, our first quarter total reflected an increase of approximately 0.7% over the same quarter of the prior year.  Base rate per loaded mile improved approximately 2.7% year-over-year, but higher empty miles offset some of this gain and also negatively impacted fuel surcharge revenue.

“Also disappointing was an increase in our unmanned tractor count, which rose sharply in February and March. Prior to that, we had reduced unmanned tractors from a peak of 230 to approximately 100 in January.  A combination of network changes, less than optimal velocity, and seasonal job alternatives caused an increase in unmanned tractors back to 200 during March.”

The attached charts (Miles per Tractor per Week, Load Velocity, Loaded Revenue per Mile and Unmanned Tractors) reflect the results we have experienced for the past four quarters of some of our key operating metrics.

Miles per Tractor per Week
2,000
1,950
1,900
1,850
1,800
1,750
1,700
1,650
1q2011
2q2011
3q2011
4q2011
1q2012

Load Velocity
Loads per Truck per Week
3.20
3.15
3.10
3.05
3.00
2.95
2.90
2.85
1q2011
2q2011
3q2011
4q2011
1q2012

Loaded Revenue per Mile
$1.68
$1.66
$1.64
$1.62
$1.60
$1.58
$1.56
$1.54
$1.52
1q2011
2q2011
3q2011
4q2011
1q2012

Unmanned Tractors
250
200
150
100
50
0
1q2011
2q2011
3q2011
4q2011
1q2012
Average
End of Period

Mr. Beckham also stated, “Higher empty miles (for which we do not receive fuel surcharges) negatively impacted our net fuel cost per mile both sequentially and year-over-year.  The Department of Energy average diesel price per gallon was $3.97 for the first quarter of 2012, compared with $3.57 for the first quarter of 2011 and $3.87 for the fourth quarter of 2011.  Although the delivery of new, fuel-efficient tractors during 2011 contributed to a year-over-year improvement in miles per gallon, the fuel price increase combined with higher empty miles led to an increase in our net fuel cost per mile.

“At March 31, our outstanding debt, less cash, represented 48.9% of our balance sheet capitalization, compared to 47.4% at December 31, 2011.  And at March 31, 2012 we were in compliance with all of our debt covenants.

“All-in-all, the pace of improvement in our one-way domestic truckload business is behind our expectations.  We are not yet achieving optimal operating efficiencies from our network which we must attain in order to most effectively improve yield and profitability.  In the near term, we believe improving velocity toward and above 3.5 loads per tractor per week is a key factor in achieving profitability.  Velocity improvement will require a combination of reducing unmanned tractors, continuing to optimize the network, and enhancing the proficiency of our customer service, load planning, and fleet management personnel.  In addition, we also believe improving base revenue per total mile is another key factor, which will require further reducing empty miles, improving freight mix, and obtaining rate increases where justified. We recognize that none of these key factors is a quick fix, and progress may be uneven as we shift assets, refine the network, and implement internal operations initiatives.  As we look ahead in 2012, we have pushed out our expectations for improvement over 2011 into the second half of the year.”

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-month periods indicated:

	(in thousands, except per share data)
	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Revenue:
Trucking revenue	$75,937	$82,874
Strategic Capacity Solutions revenue	17,595	11,568
Intermodal revenue	4,291	5,208
Base revenue	97,823	99,650
Fuel surcharge revenue	25,850	24,392
Total revenue	123,673	124,042

Operating expenses and costs:
Fuel and fuel taxes	34,770	34,727
Salaries, wages and employee benefits	35,514	33,100
Purchased transportation	26,978	25,379
Depreciation and amortization	11,157	12,614
Operations and maintenance	10,931	9,877
Insurance and claims	4,882	5,864
Operating taxes and licenses	1,507	1,398
Communications and utilities	1,023	985
Gain on disposal of assets, net	(542)	(915)
Other	4,089	4,195
Total operating expenses and costs	130,309	127,224
Operating loss	(6,636)	(3,182)
Other expenses (income):
Interest expense	986	743
Other, net	(75)	(11)
Total other expenses, net	911	732
Loss before income taxes	(7,547)	(3,914)
Income tax benefit	(2,674)	(1,198)
Net loss	$(4,873)	$(2,716)

Per share information:
Average shares outstanding (Basic)	10,300	10,298
Basic loss per share	$(0.47)	$(0.26)

Average shares outstanding (Diluted)	10,300	10,298
Diluted loss per share	$(0.47)	$(0.26)

The following table includes key operating results and statistics for our three operating segments:

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Trucking:
Operating loss (in thousands) (1)	$(7,956)	$(4,117)
Operating ratio (2)	110.5%	105.0%
Total miles (in thousands) (3)	53,360	58,662
Empty mile factor	11.8%	10.0%
Weighted average number of tractors (4)	2,230	2,342
Average miles per tractor per period	23,928	25,048
Average miles per tractor per week	1,841	1,948
Average miles per trip	527	556
Base Trucking revenue per tractor per week	$2,619	$2,752
Number of tractors at end of period (4)	2,250	2,338
Strategic Capacity Solutions:
Operating income (in thousands) (1)	$1,544	$1,333
Gross margin (5)	14.4%	15.6%
Intermodal:
Operating loss (in thousands) (1)	$(224)	$(398)
Gross margin (5)	21.5%	6.0%

(1)            Operating (loss) income is calculated by deducting total operating expenses from total revenues.
(2)	Operating ratio is calculated by dividing total operating expenses, net of fuel surcharge, by base revenue.
(3)            Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors in service plus tractors operated by independent contractors.
(5)	Gross margin is calculated by taking total revenue less purchased transportation expense and dividing that amount by total revenue. This calculation includes intercompany revenues and expenses.

The following table reflects the condensed financial position of the Company as of the dates indicated:

	(in thousands)
	March 31,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash	$4,305	2,659
Receivables, net	61,912	56,941
Inventories	1,869	1,831
Prepaid expenses and other current assets	15,893	13,466
Total current assets	83,979	74,897

Property and equipment, at cost	403,758	419,561
Accumulated depreciation and amortization	(154,322)	(160,761)
Property and equipment, net	249,436	258,800
Note receivable	1,997	2,003
Other assets	539	491
Total assets	$335,951	$336,191

Liabilities and Stockholders’ equity
Current liabilities:
Bank drafts payable	$5,098	$5,044
Trade accounts payable	21,393	21,691
Current portion of insurance and claims accruals	3,826	3,418
Accrued expenses	8,975	7,790
Note payable	915	1,370
Current maturities of long-term debt and capital leases	16,251	19,146
Deferred income taxes	2,314	1,693
Total current liabilities	58,772	60,152

Deferred gain	610	612
Long-term debt and capital leases, less current maturities	108,108	98,927
Deferred income taxes	41,839	45,193
Insurance and claims accruals, less current portion	4,515	4,335
Total stockholders’ equity	122,107	126,972
Total liabilities and stockholders’ equity	$335,951	$336,191

Selected other financial information:
	(in thousands)
	Three Months Ended March 31,
	2012	2011
	(unaudited)
Net cash (used in) provided by operating activities	$(2,774)	$4,717
Capital expenditures, net	1,423	16,834

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight and Dedicated Freight service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal operating segments provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

-- --

Contact: CLIFF BECKHAM, President and Chief Executive Officer – (479) 471-2633 or DARRON MING, Executive Vice President and Chief Financial Officer – (479) 471-2672